Exhibit 99.2
SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL DATA (AS RESTATED)
The following table presents our selected historical condensed combined financial data. The statement of operations data and statement of cash flows data for the fiscal years ended September 30, 2011, 2010 and 2009 and the balance sheet data as of September 30, 2011 and 2010 are derived from our audited combined financial statements included in this Form 8-K/A. The statement of operations data for the two months ended September 30, 2008 and the seven months ended August 4, 2008 and the balance sheet data as of September 30, 2009 and September 30, 2008 are derived from our unaudited combined financial statements that are not included in the information statement. The statement of operations data and statement of cash flows data for the years ended December 29, 2007 and December 30, 2006 and the balance sheet data as of December 29, 2007 and December 30, 2006 are derived from our audited combined financial statements that are not included in the information statement.

The selected historical condensed combined financial and other operating data presented below should be read in conjunction with our audited combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (as restated)” included elsewhere in this Form 8-K/A. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes in our operations and capitalization as a result of the separation from Ralcorp and the distribution. For more information regarding these changes, see “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in the information statement.

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	Year Ended September 30,			Two Months Ended Sept. 30, 2008(f)	Seven Months Ended Aug. 4, 2008(g)	Year Ended Dec. 29, 2007(g)	Year Ended Dec. 30, 2006(g)
(In millions)	2011	2010	2009
	(As Restated)
Statement of Operations Data
Net sales	$968.2	$996.7	$1,072.1	$184.6	$657.4	$1,102.7	$1,092.8
Cost of goods sold(a)	(516.6)	(553.7)	(570.8)	(127.1)	(370.4)	(639.5)	(636.6)
Gross profit	451.6	443.0	501.3	57.5	287.0	463.2	456.2
Selling, general and administrative expenses(b)	(239.5)	(218.8)	(272.7)	(43.7)	(150.6)	(267.0)	(256.9)
Amortization of intangible assets	(12.6)	(12.7)	(12.6)	(2.2)	—	—	—
Impairment of goodwill and other intangible assets(c)	(566.5)	(19.4)	—	—	—	—	—
Other operating expenses, net	(1.6)	(1.3)	(0.8)	—	(2.4)	(15.2)	(9.3)
Operating (loss) profit	(368.6)	190.8	215.2	11.6	134.0	181.0	190.0
Interest expense	(51.5)	(51.5)	(58.3)	(9.6)	—	—	—
Other income (expense)	(1.7)	—	—	—	—	—	—
Loss on sale of receivables(d)	(13.0)	—	—	—	—	—	—
Equity in earnings of partnership	4.2	2.2	—	—	—	—	—
(Loss) earnings before income taxes	(430.6)	141.5	156.9	2.0	134.0	181.0	190.0
Income tax benefit (provision)	6.3	(49.5)	(55.8)	(1.4)	(48.9)	(64.3)	(68.2)
Net (loss) earnings	$(424.3)	$92.0	$101.1	$0.6	$85.1	$116.7	$121.8

Earnings (Loss) per share(e)	$(12.33)	$2.67	$2.94	$0.02	N/A	N/A	N/A

Statement of Cash Flows Data
Depreciation and amortization	$58.7	$55.4	$50.6	$9.8	$20.3	$35.2	$34.9
Cash provided (used) by:
Operating activities	143.8	135.6	221.1			141.3	138.8
Investing activities	(14.9)	(24.3)	(36.7)			(19.6)	(32.5)
Financing activities	(132.1)	(112.4)	(183.3)			(121.8)	(136.3)

Balance Sheet Data
Cash and cash equivalents	$1.7	$4.8	$5.7	$3.2		$—	$—
Working capital (excl. cash and cash equivalents)	(0.7)	68.0	39.5	(180.1)		70.1	55.5
Total assets	2,723.2	3,348.0	3,368.1	3,504.6		918.5	914.4
Debt, including short-term portion	784.5	716.5	716.5	716.5		—	—
Other liabilities	104.9	90.7	78.3	69.6		9.9	8.8
Total equity	1,434.7	2,061.7	2,023.3	1,811.3		636.7	625.6
______________

(a)
In the year ended September 30, 2011, Post incurred a loss of $7.1 million on economic hedges that did not meet the criteria for cash flow hedge accounting. For more information, see Note 10 of “Notes to Combined Financial Statements.” Post also incurred $1.3, $2.1, and $.8 million of costs recorded in cost of goods sold related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively (see (b) below). In addition, acquisition accounting for the Post acquisition resulted in a one-time allocation of purchase price to acquired inventory of $23.4 million which was recognized in cost of goods sold in the two months ended September 30, 2008.

(b)
In the year ended September 30, 2011, Post incurred $2.8 million of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp. In addition, Post incurred $6.4, $29.5, and $6.9 million of costs reported in selling, general and administrative expense, related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively. For more information, see Note 16 of “Notes to Combined Financial Statements.”

(c)
For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.” For information about the restatement in the amount of goodwill impairment, see Note 1 of "Notes to Combined Financial Statements."

(d)
In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program. For more information, see Note 8 of “Notes to Combined Financial Statements.” During December 2011, Post discontinued its participation in the Ralcorp accounts receivable securitization program.

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(e)
Earnings (Loss) per share for the fiscal years ended September 30, 2011, 2010 and 2009, are calculated assuming weighted-average shares outstanding of 34.4 million shares which represents the amount of common shares outstanding following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp. For the periods presented there are no dilutive shares as there were no actual shares or share-based awards outstanding prior to the distribution. Periods prior to August 5, 2008, were excluded as the Post Cereals Business was owned by Kraft prior to these dates.

(f)
Ralcorp (Successor) acquired Post from Kraft (Predecessor) on August 4, 2008 and changed its fiscal year end to September 30. The data for the two months ended September 30, 2008 represents results for the post-acquisition (Successor) period from August 4, 2008 to September 30, 2008. As a result of the acquisition and the application of purchase accounting, the basis of Post’s assets and liabilities were adjusted to fair value as of the acquisition date.

(g)	The data in these columns represents pre-acquisition financial information based on the fiscal calendar of Kraft (Predecessor).

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